SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Workstream Inc.
--------------------------------
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WORKSTREAM INC.
NOTICE OF ANNUAL AND SPECIAL MEETING
OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the annual and special meeting of the shareholders of WORKSTREAM INC. (the “Corporation”) will be held on Thursday, November 30, 2006 at the offices of Workstream Inc. located at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1 commencing at 10:00 a.m. (Ottawa time) for the following purposes:

1.	To elect the following persons as directors of the Corporation:

Michael Mullarkey
Thomas Danis
Michael Gerrior
Arthur Halloran
John Oltman
Steve Singh
Mitch Tuchman

2.	To appoint Tedder, James, Worden & Associates, P.A. as auditors of the Corporation;

3.	To authorize the directors to fix the remuneration of the auditors;

4.	To receive and consider the financial statements of the Corporation for the fiscal year ended May 31, 2006 together with the auditors’ report thereon and the Annual Report to the shareholders; and

5.	To transact such further and other business as may properly be brought before the meeting or any adjournment or any adjournments thereof.

The enclosed proxy is solicited by our management. We have enclosed a copy of our Annual Report for the fiscal year ended May 31, 2006, which is not a part of the proxy soliciting materials. The financial statements referred to in item 4 above are included as part of the 2006 Annual Report.

Your vote is important. Please sign, date and return your proxy card promptly so your shares can be represented, even if you plan to attend the meeting. Please see the proxy card for instructions on how to vote. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the proxy circular and proxy statement or by attending the meeting and voting in person.

DATED this 2nd day of November 2006,

BY ORDER OF THE BOARD OF DIRECTORS

Michael Mullarkey, Chairman

NOTE:
IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY. A POSTAGE PAID ADDRESSED ENVELOPE HAS BEEN ENCLOSED.

WORKSTREAM INC.
495 March Road
Suite 300
Ottawa, Ontario Canada K2K 3G1
(613) 270-0619

____________________

PROXY CIRCULAR AND PROXY STATEMENT

for

Annual and Special Meeting of Shareholders

November 30, 2006

____________________

This Proxy Circular and Proxy Statement is furnished in connection with the solicitation of proxies by, or on behalf of, the management of Workstream Inc., incorporated under the laws of Canada, for use at the annual and special meeting of our shareholders (the “Meeting”) to be held on Thursday, the 30th day of November 2006 at 10:00 a.m. (Ottawa time) at our executive offices at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1 and at any adjournment or adjournments thereof for the purposes set forth in the Notice of Meeting. Except as otherwise stated, the information contained herein is given as of October 30, 2006.

The Notice of Meeting, this document and the Form of Proxy will be mailed commencing on or about November 5, 2006 to shareholders of record as of the close of business on October 30, 2006, the record date for the Meeting.

SOLICITATION OF PROXIES BY MANAGEMENT

THE ENCLOSED PROXY IS BEING SOLICITED BY, OR ON BEHALF OF, OUR MANAGEMENT and the cost of such solicitation will be borne by us, including the cost of preparing, assembling and mailing proxy materials, handling and tabulating the proxies returned, and charges of brokerage houses, nominees and fiduciaries in forwarding proxy materials to our beneficial owners. The solicitation of proxies will be primarily by mail, but proxies may also be solicited by telephone or other personal contact by our directors, officers and employees or by our transfer agent and registrar. We will reimburse their expenses for doing this.

INFORMATION ON VOTING

APPOINTMENT OF PROXIES
The persons named in the enclosed Form of Proxy are our directors and officers. A shareholder desiring to appoint some other person to represent him/her at the Meeting may do so by inserting such person’s name in the blank space provided in the Form of the Proxy or by completing another form of proxy and in either case delivering the completed proxy to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038, Attention: Proxy Department, not later than the day preceding the Meeting or by depositing it with the Chairman of the Meeting prior to the commencement of the Meeting. It is the responsibility of the shareholder appointing some other person to represent him/her to inform such person that he/she has been so appointed. The proxy must be executed by the shareholder or his attorney authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof, duly authorized.

REVOCABILITY OF PROXIES
A shareholder executing the enclosed Form of Proxy has the right to revoke it under subsection 148(4) of the Canadian Business Corporation Act. A shareholder may revoke a proxy by depositing an instrument in writing executed by him/her or by his/her attorney authorized in writing at our executive offices at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1 at any time up to and including the last business day preceding the day of the Meeting, or any adjournment or adjournments thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting or any adjournment or adjournments thereof or in any other manner permitted by law.

VOTING BY PROXY
For the purpose of voting by proxy, proxies marked as “WITHHOLD/ABSTAIN” will be treated as present for the purpose of determining a quorum but will not be counted as having been voted in respect of any matter to which the instruction to “WITHHOLD/ABSTAIN” is indicated.

Your Common Shares (as defined below) may not be registered in your name but in the name of an intermediary (which is usually a bank, trust company, securities dealer or broker, or a clearing agency in which an intermediary participates). If your Common Shares are registered in the name of an intermediary, you are a non-registered shareholder.

We have distributed copies of this document to intermediaries for distribution to non-registered shareholders. Unless you have waived your rights to receive these materials, intermediaries are required to deliver them to you as a non-registered shareholder of Workstream and to seek your instructions as to how to vote your Common Shares. Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered shareholder with respect to the voting of certain shares or, under applicable stock exchange or other rules, the intermediary does not have the discretion to vote those shares on one or more of the matters that come before the meeting, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Common Shares represented by such broker “non-votes” will, however, be counted in determining whether there is a quorum.

On any ballot that may be called for regarding the matters listed in the Notice of Meeting and in the Form of Proxy, the common shares of Workstream (hereinafter sometimes called the “Common Shares”) will be voted or withheld from voting in accordance with the instructions of the shareholder indicated on the Form of Proxy by marking an “X” in the boxes provided for that purpose on the Form of Proxy. In the absence of such instructions the Common Shares will be voted: (i) “FOR” the election of directors; (ii) “FOR” the appointment of auditors; and (iii) “FOR” authorizing the directors to fix the auditors’ remuneration, in each case, as referred to in this Proxy Circular and Proxy Statement.

EXERCISE OF DISCRETION BY PROXIES
If any amendments or variations to matters identified in the Notice of Meeting are proposed at the Meeting or if any other matters properly come before the Meeting, the enclosed Form of Proxy confers discretionary authority to vote on such amendments or variations or such other matters according to the best judgment of the person voting the proxy at the Meeting. Management knows of no matters to come before the Meeting other than the matters referred to in the Notice of Meeting.

AUTHORIZED CAPITAL, VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

We are authorized to issue an unlimited number of Common Shares, an unlimited number of Class A Preferred Shares and an unlimited number of Series A Convertible Preferred Shares. Our shareholders of record as at the close of business on October 2, 2006 are entitled to receive notice of, and vote at, the Meeting. As of that date, 50,960,845 Common Shares were issued and outstanding and entitled to vote. As of October 30, 2006, there were no Class A Preferred Shares or Series A Convertible Preferred Shares outstanding. The holders of the Common Shares are entitled to one (1) vote at any meeting of our shareholders for each common share held.

The presence at the Meeting, in person or by proxy, of the holders of at least 33-1/3% of the outstanding Common Shares entitled to be voted at the Meeting constitutes a quorum for the transaction of business at the Meeting.

Unless otherwise indicated, all references in this document to dollar amounts are to U.S. dollars.

Security Ownership of Principal Shareholders

The following table sets forth as of October 2, 2006 certain information with respect to the beneficial ownership of each person whom we knew to be the beneficial owner of more than 5% of our Common Shares.

Name and Address of Beneficial Owner	Common Shares Number of Shares (1)	Percent

Janus Capital Corporation 100 Fillmore Street, Suite 400 Denver, CO 80206	5,275,282	10.35%
Coghill Capital Management LLC One North Wacker Drive, Suite 4350 Chicago, IL 60606	4,850,237	9.52%
Magnetar Capital LLC 1603 Orrington Avenue, 13th floor Evanston, IL 60201	4,901,901	9.62%
William Blair & Company 222 West Adams Street Chicago, IL 60606	4,532,878	8.89%
Michael Mullarkey c/o Workstream Inc. 495 March Road, Suite 300 Ottawa, Ontario, K2K 3G1	4,437,000	8.67%
Harris Investment Management 190 South LaSalle Street, 4th Floor Chicago, IL 60603	3,955,000	7.70%

(1) With respect to each shareholder, includes any shares issuable upon exercise of options or warrants held by such shareholder that are or will become exercisable within 60 days of October 2, 2006.

Security Ownership of Management

The following table sets forth as of October 2, 2006 certain information with respect to the beneficial ownership of (i) each director, (ii) each nominee for election to the board of directors, (iii) our chief executive officer and each other executive officer who earned more than $100,000 during fiscal year 2006 (collectively, the “Named Executive Officers”) and (iv) all the directors and executive officers as a group.

Name of Beneficial Owner	Number of Shares(1)	Percent of Class

Michael Mullarkey	4,437,000 (2)	8.67%
Michael A. Gerrior	83,667 (3) (4)	*
Thomas Danis	66,667 (4) (5)	*
Arthur Halloran	56,667 (4) (6)	*
John Oltman	26,667 (4) (7)	*
Mitch Tuchman	67,667 (4) (7)	*
Steve Singh	26,667 (4) (7)	*
Stephen Lerch	118,333 (8) (9)	*
All executive officers and directors as a group (8 persons)	4,883,835 (10) (11)	9.48%

* Less than 1%

(1)	With respect to each shareholder, includes any shares issuable upon exercise of options held by such shareholder that are or will become exercisable within 60 days of October 2, 2006.
(2)	Includes 200,000 Common Shares issuable upon the exercise of stock options.
(3)	Includes 29,667 Common Shares issuable upon the exercise of stock options.
(4)	Includes 20,000 Common Shares issuable upon the vesting of restricted stock units.
(5)	Includes 46,667 Common Shares issuable upon the exercise of stock options.
(6)	Includes 26,667 Common Shares issuable upon the exercise of stock options.
(7)	Includes 6,667 Common Shares issuable upon the exercise of stock options.
(8)	Includes 33,333 Common Shares issuable upon the exercise of stock options.
(9)	Includes 50,000 Common Shares issuable upon the vesting of restricted stock units.
(10)	Includes 356,333 Common Shares issuable upon the exercise of stock options.
(11)	Includes 170,000 Common Shares issuable upon the vesting of restricted stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our officers, directors and persons who beneficially own more than 10% of a registered class of our equity securities file with the SEC initial reports of ownership and reports of changes in ownership of our Common Shares and other equity securities. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the year ended May 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

PROPOSAL 1—ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

At the Meeting, shareholders will be asked to approve the election of directors, as a group, by resolution, which requires that a majority of the votes cast at the Meeting be voted “FOR” the resolution for the election of nominees as a group. Unless a contrary choice is specified, proxies solicited by management will be voted “FOR” the nominees for director set forth below.

At the Meeting, seven directors are to be elected to the Board of Directors. All of the nominees currently serve as members of the Board of Directors and are standing for re-election. The term of office of each of the current directors is due to expire immediately prior to the election of directors at the Meeting.

We do not know of any reason why any of these nominees would not accept the nomination. However, if any nominee does not accept the nomination, the persons’ names in the Form of Proxy will vote for the substitute nominee that the Board recommends.

Set forth below is more detailed information regarding each of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE NOMINEES FOR DIRECTOR SET FORTH BELOW.
Name	Age	Director Since	Position
Michael Mullarkey	38	2001	Chairman of the Board of Directors, President and Chief Executive Officer
Thomas Danis	59	2001	Director (1)
Michael Gerrior	56	2001	Director
Arthur Halloran	60	2001	Director
John Oltman	61	2005	Director (1)
Mitch Tuchman	59	2005	Director (1)
Steve Singh	45	2004	Director (1)
(1) Member of the Audit Committee of the Board of Directors.

Michael Mullarkey has been the Chairman of our Board of Directors since November 2001 and our Chief Executive Officer since April 2001. In April 2003, Mr. Mullarkey assumed the responsibilities of President, a position he previously held from April 2001 until November 2001. From January 2001 to April 2001, Mr. Mullarkey was the President, Secretary and a Director of Paula Allen Holdings, Inc., a full service outplacement firm in the United States, which we acquired in April 2001. From October 1999 to December 2000, Mr. Mullarkey returned to Sony Corporation where he served as General Manager. From January 1998 to September 1999, Mr. Mullarkey was the co-founder and managing director of Information Technology Mergers & Acquisitions, LLC, an investment capital group managing private equity funding and investing in emerging technology markets and organizations. From October 1989 to February 1997, Mr. Mullarkey was employed by Sony Corporation of America, a subsidiary of Sony Corporation, where his most recent position was Vice President and General Manager. Prior to serving as Sony Corporation of America’s Vice President and General Manager, Mr. Mullarkey served as its National Sales Manager, a position he held from 1992 to 1994, and prior to that he served as one of its Sales Executives.

Thomas Danis has been a member of our Board of Directors since 2001.  Mr. Danis is currently an insurance executive with Aon Corporation, a provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  During 2001, Mr. Danis was the Market Area Leader for Southern California with Aon Risk Services and was responsible for the offices in this area.  From 1993 to 2000, Mr. Danis was a Managing Director of the Mergers & Acquisitions Practice for Aon, as well as their St. Louis office.  Mr. Danis serves on the Board of Directors of International Wire Group, Inc. and International Wire Holding Company.  Mr. Danis also serves on the Board of RCP Advisors, a fund to funds private equity firm.

Michael Gerrior has been a member of our Board of Directors since April 2001. From 1988 to present, Mr. Gerrior has been a partner at Perley-Robertson, Hill & McDougall LLP, our Canadian legal counsel. Mr. Gerrior assists his clients with mergers and acquisitions, securities matters and corporate governance. He has concluded private placements, venture capital transactions, and public offerings on various exchanges, including NASDAQ, the TSX Venture Exchange, the Toronto Stock Exchange and the Montreal Exchange.

Arthur Halloran has been a member of our Board of Directors since May 2001. Since April 2004, Mr. Halloran has been the Director of Business Development for RSM McGladrey, Inc., an accounting and consulting firm, and is responsible for all business development activities for the New York/Connecticut Economic Unit. From October 2001 until April 2003, Mr. Halloran served as our President and Chief Operating Officer. From October 1989 until October 2001, Mr. Halloran was employed in a number of positions by Sony Electronics Inc., with his most recent position being Senior General Manager Specialty Sales and Marketing where he was responsible for retail operations and incentive marketing. From September 1999 to April 2000, Mr. Halloran was the President, Business Solutions Company, responsible for the creation and development of the first Sony Company to address all of the Sony Electronic business units. From December 1990 to September 1999, Mr. Halloran was the Vice President, Diversified Markets, where he was responsible for the non-retail/non-traditional markets of Sony Electronics.

John Oltman joined our Board of Directors in November 2005. Mr. Oltman is the Chief Executive Officer and Chairman of Seurat Company, a provider of solutions and services that assist companies to more effectively target, acquire and retain customers through creative marketing strategies. Prior to joining Seurat, he was the Chairman and Chief Executive Officer of SHL Systemhouse, a provider of client/server systems integration and technology-outsourcing services. Prior to his tenure at SHL Systemhouse, Mr. Oltman held numerous positions as a senior partner with Accenture, including managing the firm's global systems integration and outsourcing business. During recent years, Mr. Oltman has been an advisor, board member, investor and active participant in the operations of leading technology companies including Exult, Inc., Lante, and Evolve Software Technologies.

Mitch Tuchman joined our Board of Directors in November 2005. Mr. Tuchman has served as a consultant and sub-advisor to Apex Capital, LLC, a hedge fund based in Orinda, California, where he has advised on the firm's technology micro-cap and special situations portfolio that ranges from $30 million to $200 million. In 2000, Mr. Tuchman co-founded and remains General Partner of Net Market Partners, LP, a venture fund specializing in business-to-business e-commerce investments. From 1998 to 2000, Mr. Tuchman ran an incubator that assisted venture-backed Internet companies to optimize their business models, develop strategies, consummate key strategic partnerships and raise capital.

Steve Singh joined our Board of Directors in October 2004. Since 1996 Mr. Singh has served as President and Chief Executive Officer of Concur Technologies Inc., a provider of corporate expense management solutions, and as a director since 1993, including service as Chairman of the Board of Directors since September 1999. From 1993 to 1996, Mr. Singh was General Manager of the Contact Management Division at Symantec Corporation, a computer software and services company.

Executive Officer Information

Stephen Lerch, age 52, has been our Executive Vice President, Chief Operating and Financial Officer since April 2005. He is in charge of our financial, human resources, legal and administrative affairs and has operational oversight responsibility. From April 2003 to January 2004, Mr. Lerch was the Executive Vice President and Chief Operating Officer of Rewards Network Inc/iDine Rewards Network Inc. Rewards Network Inc. is a provider of dining and hotel rewards and credit card loyalty programs. In this position, Mr. Lerch directed operations of merchant sales and support, contract administration, information technology and corporate and partner development. Prior to this position, Mr. Lerch held the position of Executive Vice President and Chief Financial Officer from February 1997 to August 2003 where he was responsible for all traditional CFO responsibilities including internal and external reporting, budgeting, treasury, banking, human resources and Audit Committee and Board meetings. Prior to holding such position, Mr. Lerch was a Business Assurance Partner at Coopers & Lybrand LLP (now a part of PricewaterhouseCoopers) where he worked from 1978 to 1997.

Meetings and Committees of the Board of Directors

Each of our directors other than Mr. Mullarkey qualifies as “independent” in accordance with the published listing requirements of NASDAQ. As required by the NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to us and our management.

During the year ended May 31, 2006 (“fiscal 2006”), the Board of Directors held six meetings. Each director attended more than 75% of the aggregate of the total number of meetings of the Board and meetings held by all committees of the Board on which he served during fiscal 2006.

The Board has established an Audit Committee and a Compensation Committee. The Audit Committee is comprised of four non-employees, Steve Singh (Chairman), Thomas Danis, John Oltman and Mitch Tuchman. The Board has determined that all members of the Audit Committee are “independent” as that term is currently defined in Rule 4200(a)(15) of the listing standards of the NASD and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934. Steve Singh has been determined to be an “audit committee financial expert” as defined by the SEC. The Audit Committee recommends to the Board the annual engagement of a firm of independent accountants and reviews with the independent accountants the scope and results of audits, internal accounting controls and audit practices and professional services rendered to us by such independent accountants. Prior to the March 2006 Board meeting, the Audit Committee also provided the functions typically performed by a compensation committee. The Audit Committee held six meetings during fiscal year 2006. The Board has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter is attached as Exhibit A hereto. This charter may also be found on our website at www.workstreaminc.com.

At the March Board meeting, a formal Compensation Committee was formed. The Compensation Committee now consists of Mitch Tuchman (Chairman), Michael Gerrior and Arthur Halloran. The Compensation Committee makes recommendations to the Board on the compensation of the Chief Executive Officer, President and Chief Financial Officer and administers our stock option plan. The Compensation Committee held one meeting during fiscal year 2006. The Board has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee charter may be found on our website at www.workstreaminc.com.

Nominations of Candidates for Director

The Board created a Nominating Committee effective July 18, 2006. The Nominating Committee is comprised of three non-employee directors, Thomas Danis (Chairman), Michael Gerrior and Arthur Halloran, each of which are deemed “independent” as described above. The Board is in the process of adopting a Nominating Committee Charter, a copy of which will be posted to our website at www.workstreaminc.com. The Nominating Committee is responsible for recommending candidates for nomination and election to our Board of Directors and, when appropriate, reviewing the requisite skills and characteristics required of individual Board members in the context of the current composition of the Board, including such factors as business experience, diversity, personal skills in technology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board. The Committee also considers candidates recommended by shareholders. The names and biographies of any such proposed nominees should be sent to Workstream Inc., 495 March Road, Suite 300, Ottawa, Ont. K2K 3G1, Attention: Matt Ebbs.

Shareholder Communications with Directors

The Board of Directors welcomes communication from our shareholders. Any shareholder may communicate with either the Board as a whole, or with any individual director by sending a written communication to our Chief Executive Officer at our executive office located at 495 March Road, Suite 300, Ottawa, Ont. K2K 3G1. All such communication sent to the Chief Executive Officer will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed.

We encourage, but do not require, the members of the Board to attend the annual meeting of shareholders. No members of our Board of Directors attended last year’s annual meeting of shareholders.

Compensation of Directors

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses incurred in attending Board and committee meetings. Directors who are not also Workstream employees or professionals on retainer with Workstream were paid an annual fee of $20,000 for fiscal year 2006. Directors who are members of our Audit Committee (other than the Chairman of the Audit Committee) were paid an additional $15,000 for fiscal year 2006. The Chairman of the Audit Committee was paid $25,000 for fiscal year 2006. In addition, each director is eligible to participate in our 2002 Amended and Restated Stock Option Plan and is to receive restricted stock unit grants.

Company Employee Code of Conduct

The Board has adopted a Code of Conduct that applies to our directors, officers and employees, including our principal executive, financial and accounting officers and persons performing similar functions. The Code of Conduct will be made available, without charge, upon written request made to Matt Ebbs of the Company at its principal executive offices located at 495 March Road, Suite 300, Ottawa, Ont. K2K 3G1. In addition, it is also available on our website at www.workstreaminc.com.

Certain Relationships and Related Transactions

Michael Gerrior, a member of our Board of Directors, is a partner in the law firm of Perley-Robertson, Hill & McDougall, LLP, which provides ongoing legal services to us.

Executive Compensation

Summary Compensation Table

The following table sets forth the cash compensation as well as certain other compensation earned during the fiscal years indicated by our Named Executive Officers.

		Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)(1)
Michael Mullarkey, Chairman, Chief Executive Officer and President	2006 2005 2004	$250,000 $239,615 $216,667	-- $775,619 $150,000	-- -- --	-- -- 300,000	$27,392 (2) $31,271(3) $49,410(4)
Stephen Lerch, Executive Vice President, Chief Operating and Financial Officer	2006 2005	$200,000 $23,077(5)	$50,000 $8,344	-- --	-- 100,000(6) 50,000(7)	$6,000(8) $1,000(9)

(1)	Represents the number of Common Shares underlying options granted under our 2002 Amended and Restated Stock Option Plan, as Amended.
(2)
Consists of $3,555 of insurance premiums paid with respect to a $5,000,000 term life insurance policy on the life of Mr. Mullarkey, $9,600 car allowance, health and dental insurance premiums of $14,237.

(3)
Consists of $7,159 of insurance premiums paid with respect to a $5,000,000 term life insurance policy on the life of Mr. Mullarkey, $9,600 car allowance, health and dental insurance premiums of $14,512.

(4)
Consists of $5,344 of insurance premiums paid with respect to a $5,000,000 term life insurance policy on the life of Mr. Mullarkey, a $30,166 lump sum car allowance, which covers years 2001 through 2004, and health and dental insurance premiums of $13,899.

(5)	Mr. Lerch joined the Company in April 2005. His base pay, on an annual basis, was $200,000.
(6)	Mr. Lerch received 100,000 stock options that vest 1/3 equally over 3 years.
(7)	Mr. Lerch received 50,000 Restricted Stock Units that vest 1/3 equally over 3 years.
(8)	Mr. Lerch received a car allowance of $6,000.
(9)	Mr. Lerch received a car allowance of $1,000.

Stock Option Exercises and Holdings

The following table sets forth for each of the Named Executive Officers certain information with respect to stock options exercised during the year ended May 31, 2006 and the number and value of exercisable and unexercisable options held by the Named Executive Officers as of May 31, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable (#)	Value of Unexercised In-the-Money Options at Fiscal Year-End (1) Exercisable/Unexercisable ($)
Michael Mullarkey	--	--	200,000/--	$39,000/ --
Stephen Lerch	--	--	33,333/66,667	-- / --

(1)
The value of unexercised in-the-money options is based on the difference between the last sale price of a share of our common shares as reported on the NASDAQ Capital Market on May 31, 2006 ($1.39) and the exercise price of the options, multiplied by the number of options.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Michael Mullarkey Employment Agreement. We entered into an employment agreement as of January 2004 with Michael Mullarkey to serve as our Chief Executive Officer at a minimum annual salary of $250,000. The employment agreement has a three year term unless written notice is given by either party at least ninety (90) days before the end of the first year term or any extension thereof, that they wish the Agreement to terminate at the end of that Term, the Agreement will automatically be extended by successive one year terms. Mr. Mullarkey is also entitled to receive a bonus of up to $200,000 to be awarded should certain mutually agreed upon goals and objectives be achieved. Mr. Mullarkey is also entitled to an Accelerator Bonus, which is an additional bonus payable of 5% of revenue for revenue growth in excess of 20% to 40% inclusive, 7% of revenue growth in excess of 41%. EBITDA must be positive during the evaluation period. This Accelerator Bonus would be payable over a three year period, one third each year as long as Mr. Mullarkey is employed with the Company.

In addition, we granted Mr. Mullarkey an option to purchase 300,000 Common Shares at an exercise price of $2.15 per share, which options vest in three equal annual installments beginning in January 2005. Mr. Mullarkey forfeited such options on June 1, 2006. Under the agreement, Mr. Mullarkey also receives a car allowance of $800 per month as well as short-term and long-term disability coverage and term life insurance coverage of $5,000,000. If we elect to terminate Mr. Mullarkey’s employment other than for “cause” (as defined in the agreement) within one year of the signing of the agreement, Mr. Mullarkey would be entitled to six months salary and benefits. If after one year of the signing of the agreement, we elect to terminate Mr. Mullarkey’s employment other than for “cause,” or do not renew his employment agreement and fail to offer him continued employment on comparable terms, Mr. Mullarkey would be entitled to 12 months’ salary and benefits. If we elect to terminate Mr. Mullarkey’s employment for “cause” at any time during the agreement, Mr. Mullarkey will continue to receive his salary and benefits until the date his employment is terminated. Should there be a change in control of the Company and Mr. Mullarkey is released for any reason save and except for cause, Workstream shall pay Mr. Mullarkey, three years’ severance. The severance amount is due and payable upon completion of the transaction and is further based on the average of the previous three years total compensation. Should Mr. Mullarkey be released for any reason except for cause, all stock options, stocks and warrants and bonuses shall vest immediately. Change in control is defined as a change in ownership of an amount greater than 50% of the total issued and outstanding shares of Workstream.

Stephen Lerch Employment Agreement. On April 4, 2005, we entered into an employment agreement with Stephen Lerch, pursuant to which Mr. Lerch was appointed as the Executive Vice President and Chief Financial Officer/Chief Operating Officer of the Company.

Mr. Lerch's employment agreement has a one-year term expiring in April 2006 that automatically renews at the end of the initial or any renewal term for an additional one-year term unless either party provides prior notice of non renewal. Under the terms of the agreement, Mr. Lerch will earn an annual base salary of not less than $200,000 and will also be entitled to a bonus of $200,000 based on mutually agreed objectives being achieved, which bonus was not to be less than 25% of the entitled amount paid on a quarterly basis. Mr. Lerch also receives a car allowance of $500 per month. In addition, we granted Mr. Lerch an option to purchase 100,000 Common Shares at an exercise price of $4.02 per share, the closing price of the shares on April 4, 2005, in accordance with the terms and conditions of our 2002 Amended and Restated Stock Option Plan, as Amended. We also granted Mr. Lerch 50,000 Restricted Stock Units that vest one third per year over a three-year period beginning on the first anniversary of the grant. If we elect to terminate Mr. Lerch’s employment other than for “cause”, Mr. Lerch would be entitled to a payment equal to six months’ salary and benefits. On June 1, 2006, the Compensation Committee of the Board of Directors approved an amendment to Mr. Lerch’s employment agreement pursuant to which Mr. Lerch would receive an annual base salary of $250,000 but would not be eligible to receive a cash bonus. Instead, Mr. Lerch would be eligible to receive a bonus of up to 40,000 restricted stock units based on the Company’s achieving certain performance objectives as set by the Compensation Committee.

Performance Graph

The following graph compares the percentage change in the cumulative total shareholder return on the Common Shares from May 2000 with the cumulative total return of Standard & Poor’s 500 Stock Index and a peer’s results during such period. The company used as the peer is Monster Worldwide Inc., which provides recruiting solutions. The comparison assumes that $100 was invested at the beginning of such period in our Common Shares and in the Standard & Poor’s 500 Stock Index and Monster Worldwide Inc. and assumes the reinvestment of any dividends.

CUMULATIVE VALUE OF $100 INVESTMENT

	Workstream	Monster Worldwide	Standard & Poor’s
May 2000	100.00	100.00	100.00
May 2001	98.57	105.47	88.40
May 2002	112.00	48.89	75.12
May 2003	27.43	35.98	67.83
May 2004	80.57	45.81	78.89
May 2005	50.00	47.75	83.87
May 2006	39.71	44.23	89.41

Report on Executive Compensation

  Our Compensation Committee was created in March 2006. Prior to that time, our Audit Committee performed the equivalent functions of the compensation committee.

  Our philosophy in determining the compensation of our executive officers is to encourage performance in order to maintain our position in a highly competitive environment. As a result, the compensation package consists of a combination of salary, bonus opportunity and stock options. The Compensation Committee believes that base salaries must be “competitive” and also recognize the job performance and contribution of employees. Each executive officer's base salary is determined by reviewing his or her sustained job performance over time, based on individual performance and performance of the business or staff unit over which the executive officer exercises responsibility. Having a compensation program that allows the Company to successfully attract and retain key employees permits us to provide useful products and service to customers, enhance stockholder value, stimulate technological innovation, reinforce Company values and adequately reward employees. The Compensation Committee targets a base salary market position for each Named Executive Officer that is competitive with peer software companies, subject to variations depending on the officer’s experience in his or her respective position and individual performance. The bonus plan is structured to deliver total cash compensation that is competitive with peer companies. The Compensation Committee believes that performance bonuses payable to the Named Executive Officers should be paid in relation to the success and strength of the Company, which is the ultimate measure of such executives’ effectiveness and aligns the executives’ compensation to shareholder expectations. Bonuses may be paid if the Company meets or surpasses certain objectives and/or the executive officers meet or exceed certain individual objectives. The annual performance criteria and personal objectives are established by the Compensation Committee.

The salaries of the Chief Executive Officer and Executive Vice President and Chief Financial Officer/Chief Operating Officer are determined by the Compensation Committee upon reliance on market data to assess their adequacy. Our Chief Executive Officer and Executive Vice President and Chief Financial Officer/Chief Operating Officer have written employment agreements that establish their annual base salary, potential for bonus and fringe benefits. Our Chief Executive Officer entered into an employment agreement dated as of January 2004, and our Executive Vice President and Chief Financial Officer/Chief Operating Officer entered into an employment agreement dated as of April 2005, which the Compensation Committee agreed to modify in June 2006 as described above under the heading “Employment Contracts, Termination of Employment and Change-in-Control Agreements.”

During fiscal 2006, Michael Mullarkey, our Chief Executive Officer, earned a base salary of $250,000. Mr. Mullarkey did not receive a cash bonus or a bonus grant of options to purchase common shares. The Compensation Committee determined that Mr. Mullarkey was not entitled to either a contractual or discretionary bonus of any type for fiscal 2006.

Submitted by the Compensation Committee:

Mitch Tuchman (Chairman)
Michael Gerrior
Arthur Halloran

Report of the Audit Committee

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised solely of independent directors meeting the requirements of applicable Securities and Exchange Commission and NASDAQ rules. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures covered under the letter from independent auditors, required by Independent Standards Board No. 1 (Independent Discussions with Audit Committees), and has discussed with the auditors their independence from Workstream and its management. Finally, the Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence.

Based on the reviews and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Workstream’s Annual Report on Form 10-K for the year ended May 31, 2006, for filing with the Securities and Exchange Commission.

As described below, we are seeking shareholder approval to appoint Tedder, James, Worden & Associates, P.A. our independent auditors for fiscal year 2007, subject to shareholder ratification of such appointment.

Submitted by the Audit Committee:

Steve Singh (Chairman)
John Oltman
Mitch Tuchman
Steve Singh

Fees Paid to Auditors

As part of its duties, the Audit Committee has also considered whether the provision of services other than audit services by the independent auditors to us is compatible with maintaining the auditors' independence. The fees for all services provided by our independent auditors to us during fiscal year 2006 and fiscal 2005 are as follows:

	Fiscal Year 2005	Fiscal Year 2006
Audit Fees Audit Related Fees Tax Fees All Other Fees	$318,054 CDN $28,500 CDN $319,725 CDN --	$368,282 CDN -- $25,149 CDN $1,500 U.S.

Audit Fees

Audit fees include fees billed by PricewaterhouseCoopers LLP for services rendered in connection with the audit of our annual financial statements and for the reviews of our quarterly financial statements and for audit of our internal control over financial reporting.

 Audit-Related Fees

Audit-related fees were incurred in connection with work performed with respect to audits and reviews of acquired entities and registration statements and other filings with the Securities and Exchange Commission. All of these fees were pre-approved by the Audit Committee.

 Tax Fees

Tax fees relate to tax consultation and compliance services, and work performed with respect to registration statements and other filings with the Securities and Exchange Commission. All of these fees were pre-approved by the Audit Committee.

 All Other Fees

Other fees include fees paid to PricewaterhouseCoopers LLP for accounting-related research software.

Audit Committee Pre-Approval Policies and Procedures

Section 10A(i)(1) of the Exchange Act and related SEC rules require that all auditing and permissible non-audit services to be performed by the Company’s principal accountants be approved in advance by the Audit Committee of the Board of Directors. Pursuant to Section 10A(i)(3) of the Exchange Act and related SEC rules, the Audit Committee has established procedures by which the Chairman of the Audit Committee may pre-approve such services provided that the pre-approval is detailed as to the particular service or category of services to be rendered and the Chairman reports the details of the services to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL 2 - APPOINTMENT OF AUDITORS

(Item 2 on Proxy Card)

Upon recommendation of the Audit Committee, the Board of Directors has resolved that the appointment of Tedder, James, Worden & Associates, P.A. (Tedder James) as the auditors of Workstream, to hold office until the close of the next annual meeting of shareholders, be proposed to the shareholders of Workstream.

PricewaterhouseCoopers LLP, currently the auditors of Workstream, declined to stand for reappointment. Attached as Exhibit “B” to this Proxy Circular is the notice of change of auditor of Workstream, which describes the circumstances relating to the proposed appointment of Tedder James. The reports of PricewaterhouseCoopers for the previous two fiscal years did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the previous two fiscal years, there have been no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference thereto in their reports on the financial statements for such years. During the previous two fiscal years, there have been no reportable events under the SEC’s rules.

PricewaterhouseCoopers’s term as the Company’s auditor will terminate upon the election of its replacement at the Meeting. A representative of each of PricewaterhouseCoopers LLP and Tedder James is expected to be at the Meeting. Such representatives will have the opportunity to make a statement and will be available to respond to appropriate questions.

The affirmative vote of a majority of votes present or represented by proxy at the Meeting is required to appoint Tedder, James, Worden & Associates, P.A. as auditors of Workstream. Unless a contrary choice is specified, proxies solicited by Management will be voted “FOR” the appointment of Tedder, James, Worden & Associates, P.A. as auditors of Workstream.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE APPOINTMENT OF TEDDER, JAMES, WORDEN & ASSOCIATES, P.A. AS AUDITORS OF WORKSTREAM.

PROPOSAL 3 - AUTHORIZATION TO FIX THE REMUNERATION OF AUDITORS -

(Item 3 on Proxy Card)

In the past, our directors have negotiated with our auditors on an arms-length basis in determining the fees to be paid to the auditors in connection with the provision of audit services. Such fees have been based upon the complexity of the matters in question and the time incurred by the auditors. The affirmative vote of a majority of votes present or represented by proxy at the Meeting is required to authorize the directors to fix the remuneration of the auditors. Unless a contrary choice is specified, proxies solicited by Management will be voted “FOR” the authorization of the directors to fix the remuneration of the auditors.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE AUTHORIZATION OF THE DIRECTORS TO FIX THE REMUNERATION OF THE AUDITORS.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, as amended, for fiscal year 2006, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to Investor Relations, Workstream Inc., 2600 Lake Lucien Drive, Suite 410, Maitland, Florida 32751 (866) 953-8800 extension 888 or on our website at www.workstreaminc.com

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Shareholders wishing to submit proposals for inclusion in the proxy circular and proxy statement for the 2007 Annual Meeting of Shareholders must submit such proposals to us at 495 March Road, Suite 300, Ottawa, Ontario K2K 3G1, Attention: General Counsel on or before June 30, 2007. In order for the proposal to be included in the proxy circular and proxy statement, the shareholder submitting the proposal must meet certain eligibility standards and comply with the procedures established by the SEC as set forth in Rule 14a-8 of the Securities Exchange Act of 1934.

CERTIFICATE

The contents of this Proxy Circular and Proxy Statement, and the sending of it to the holders of shares of Workstream, to each director of Workstream and to the appropriate governmental agencies have been approved by the Board of Directors.

DATED at Ottawa, Ontario, this 2nd day of November 2006.

BY ORDER OF THE BOARD

Signed by:

Michael Mullarkey
Chairman

Exhibit A

AUDIT COMMITTEE CHARTER

Introduction

Workstream Inc. executive management is primarily responsible for the completeness and accuracy of its financial reporting and the adequacy of its internal financial and operating controls. Its Board of Directors (the "Board") has responsibility to oversee management's exercise of these responsibilities. To assist the Board, the Company has established, an Audit Committee (the "Committee") whose authority and responsibilities are described by this Charter.

Purpose

This Charter is created in order to define the Committee's objectives, the range of its authority, the scope of its activities and its duties and responsibilities. It is intended to give Committee members, management, external and internal auditors a clear understanding of their respective roles. The Committee and the Board will review and assess the adequacy of this Charter annually.

Mission Statement

Oversight of the financial reporting process, the system of internal controls, the audit process, employee/director stock options and CEO compensation.

General Guidelines

Size, Composition and Term of Appointment

•
The Committee is a committee of the Board and shall consist of no fewer than three directors, each of whom shall be independent and financially literate, and at least one of whom shall have the requisite accounting or related financial management expertise, in each case as defined by the rules promulgated by the Securities and Exchange Commission ("SEC") applicable to companies with securities listed for trading on the National Market System of the National Association of Securities Dealers, Inc. ("NASD") or similar successor system. The Board shall appoint the Committee's Chairperson and members annually.

Meetings

•	The Committee will meet on a quarterly basis and special meetings may be called when circumstances require.

Oversight by the Board

•
The Committee will report its activities to the full Board on a regular basis so that the Board is kept informed of its activities on a current basis. The Committee will perform all duties determined by the Board.

•
The Board will determine annually that the Committee's members are independent and that the Committee has fulfilled its duties and responsibilities. The Board also will review and assess the adequacy of the Committee's Charter.

Authority

•	The Committee acts on the Board's behalf in matters outlined below.

Independent Auditors

•
The Committee, as representatives of the shareholders, has the ultimate authority to select, evaluate and, where appropriate, replace the independent public accountants, or to nominate the independent public accountants to be proposed for shareholder approval in the proxy statement. The Committee will consider management's recommendation of the appointment of the independent public accountants. The Committee will review with management the performance, appointment and/or termination of the independent public accountants.

•
The Committee will ensure that the independent public accountants provide a formal written statement to the Committee setting forth all relationships between the independent public accountants and the Company, consistent with the Independence Standards Board Standard No. 1.

•	The Committee will discuss with the independent public accountants any disclosed relationships or services which may impact the objectivity and independence of the independent public accountants.

•	The Committee will take, or recommend that the full Board take, appropriate action to ensure the independence of the independent public accountants.

•
The Committee will also review with management and the independent public accountants the annual audit scope and approach, significant accounting policies, audit conclusions regarding significant accounting estimates/reserves, and proposed fee arrangements for ongoing and special projects.

•
The Committee will review with management and the independent public accountants their assessments of the adequacy of internal controls, and the resolution of identified material weaknesses and reportable conditions in internal controls, including the prevention or detection of management override or compromise of the internal control system.

•	The Committee will review with management and the independent public accountants the Company's compliance with laws and regulations having to do with accounting and financial matters.

•
The Committee and the Board should consider whether the independent public accountants should meet with the full Board to discuss any matters relative to the financial statements and/or any potentially relevant matters, and to answer any questions that other directors may have.

Financial Statements

•
The Committee will review with management and the independent public accountants, the Company's interim and year-end financial statements, including management's discussion and analysis, and audit findings. Such review will include a discussion of significant adjustments recorded or adjustments passed.

•
The Committee will request from financial management and the independent public accountants, a briefing on any significant accounting and reporting issues, including any changes in accounting standards or rules promulgated by the Financial Accounting Standards Board ("FASB"), SEC or other regulatory bodies, that have an effect on the financial statements.

•	The Committee will inquire about the existence and substance of any significant accounting accruals, reserves, or estimates made by management that had a material impact on the financial statements.

•
The Committee will inquire of management and the independent public accountants if there were any significant financial accounting or reporting issues discussed during the accounting period and, if so, how they were resolved or if not resolved, inquire as to the disagreements.

•
The members of the Committee will discuss among themselves, without management or the independent public accountants present, the quality of the accounting principles applied in the preparation of the Company's financial statements and significant judgments affecting the financial statements; and the independent public accountants' view of the quality of those principles and such judgments.

Private Discussions with Independent Public Accountants

•	The Committee will meet privately with the independent public accountants to request their opinion on various matters including the quality of the Company's accounting principles as applied in its financial reporting, and the quality and performance of its financial and accounting personnel.

•	The Committee will also discuss privately with the independent public accountants any issues required by rules of the SEC, FASB and NASD.

Areas Requiring Special Attention

•	The Committee will instruct the independent public accountants that the Committee expects to be advised if there are any areas that require special attention.

Post-Audit Review

•	The Committee will review with management and the independent public accountants the annual Management Letter comments and management's responses to each.

•
The Committee will ask the independent public accountants what their greatest concerns were (including any serious difficulties encountered) and if they believe anything else should be discussed with the Committee that has not been raised or covered elsewhere.

Litigation

•
The Committee will discuss/review with management, company counsel, and the independent public accountants the substance of any significant issues raised by counsel concerning litigation, contingencies, claims or assessments. The Committee should understand how such matters are reflected in the Company's financial statements.

Exhibit B

Notice is hereby given by WORKSTREAM INC. (“Workstream”) that:

1.
The Board of Directors of Workstream has proposed to holders of Workstream’s qualified securities that a different company be appointed as its auditor upon termination of the current auditor’s engagement as auditor. The effective date of such termination is expected to be November 30, 2006, the date on which the shareholders are expected to appoint a new auditor.

2.
The termination of PricewaterhouseCoopers LLP, Chartered Accountants, as auditors of the Workstream and the appointment of Tedder, James, Worden & Associates PA, Certified Public Accountants and Business Auditors, as successor auditors was considered and approved by the Workstream’s audit committee and Board of Directors.

3.
As described more fully below, the principal reason for the replacement is that PricewaterhouseCoopers declined to stand for reappointment. Workstream has utilized PricewaterhouseCoopers as its auditors since its inception and has been primarily serviced from PricewaterhouseCoopers’ office in Ottawa, Canada, the location of Workstream’s headquarters. However, with a significant portion of the books and records of Workstream being maintained in Maitland, Florida, and with the requirement for the engagement partner at PricewaterhouseCoopers to rotate in accordance with the relevant auditor independence rules, PricewaterhouseCoopers found it increasingly challenging to efficiently service Workstream. As a result of PricewaterhouseCoopers’ difficulty and required partner rotation, the Board of Directors, at the recommendation of the Audit Committee, determined it necessary to engage an independent public accountant located in Florida.

The reports of PricewaterhouseCoopers on Workstream’s financial statements for the previous two fiscal years did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the previous two fiscal years, there have been no disagreements with PricewaterhouseCoopers on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused PricewaterhouseCoopers to make reference thereto in their reports on the financial statements for such years. During the previous two fiscal years, there have been no reportable events under the SEC’s rules.

Tedder, James, Worden & Associates have been handling a portion of Workstream’s tax services since 2004 and are familiar with Workstream’s structure, products and operations. Additionally, they have an office in the Orlando, Florida area that, if they are appointed, would service Workstream.

DATED:	November 2nd, 2006
WORKSTREAM INC.

Per:
Name:	Stephen Lerch
Title:	Executive Vice President,
Chief Operating and Financial Officer

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